Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 29, 2006 (except for Note 2, as to which the date is June 27, 2007), accompanying the financial statements and supplemental schedules included on Form 11-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Astec Industries, Inc. on Forms S-8 (File No. 33-52918, effective October 6, 1992; File No. 033-61461, effective August 1, 1995; File No. 33-123266, effective March 11, 2005; File No. 333-124420, effective April 28, 2005; File No. 333-133013, effective April 5, 2006, and File No. 333-134398, effective April 23, 2006).

/s/ Grant Thornton LLP

Charlotte, North Carolina
June 27, 2007